Exhibit 10.1

December 16, 2024

Jeremy J. Male
At the address on file with the Company

RE: Leadership Transition

Dear Jeremy,
The Board of Directors (the “Board”) of Outfront Media, Inc. (the “Company”) expresses its deep appreciation for your leadership, the many contributions made over the past 11 years and your agreement to assist in the transition to the next generation of leadership. This letter sets forth the agreements we have reached regarding your retirement, and we appreciate and look forward to your continued service.
1.    Transition. You will continue to serve as the Chief Executive Officer of the Company and Chairman of the Board until March 31, 2025, while the Board engages in a search for your successor. If the Board identifies and appoints a new Chief Executive Officer before that date, you will serve the remainder of your term as senior advisor to the Board, assisting with the transition. On the earlier of such appointment and March 31, 2025, you will automatically and without any further action retire from your positions as Chief Executive Officer, Chairman and member of the Board, and, on March 31, 2025, your employment with the Company will cease (collectively, your “Retirement”). If the Board has not appointed a new Chief and Executive Officer by March 31, 2025, and you and the Board mutually agree, your Retirement may be postponed until the earlier of (a) the Board identifies and appoints a new Chief Executive Officer and (b) June 30, 2025.
2.    Compensation. During the period of your continued service, you will continue to be eligible for the compensation provided for in your Employment Agreement, dated September 18, 2017 (the “Employment Agreement”) as follows: (a) you will continue to receive your annual base salary at the rate in effect on the date hereof (the “Base Salary”); (b) you will continue to be eligible for your annual cash bonus (the “Cash Bonus”) for fiscal year 2024 in accordance with the Executive Bonus Plan (without proration); and (c) you will continue to be eligible for your annual Cash Bonus for fiscal year 2025 in accordance with the Executive Bonus Plan (with proration), and in accordance therewith, will have an annual bonus target for fiscal year 2025 equal to 115% of your Base Salary.

3.    Resignation for Good Reason. The Company agrees that your Retirement in accordance with Section 1 hereof will be considered a resignation for “Good Reason” (as defined in your Employment Agreement) and that you will be entitled to the amounts and benefits set forth in Paragraph 7(b) of your Employment Agreement, subject to the conditions set forth in such Paragraph, including your compliance with the restrictive covenants set forth in Paragraph 6 of the Employment Agreement and your execution and non-revocation of a general release of claims in favor of the Company. In addition, subject to such compliance, following the end of the Non-Compete Period (as defined in Paragraph 6(a) of your Employment Agreement), the last two sentences of Paragraph 7(b)(ii)(C)(3) of your Employment Agreement will cease to apply. (This Section 3 supersedes the procedural requirements of Section 7(b)(i) for termination for Good Reason in the Employment Agreement.)
4.    Repatriation Expenses. In lieu of the reimbursement obligations contained in paragraph 7(D) of the Employment Agreement, the Company will provide you with a payment of $100,000.
5.    Legal Fees. Upon presentation of reasonable documentation, the Company will reimburse you for reasonable and customary attorneys’ fees incurred in connection with the review of this letter, up to a maximum amount of $25,000 in the aggregate.
6.    Employment Agreement Remains in Full Force and Effect. Except to the limited extent set forth in Sections 2, 3, 4 and 5 hereof, the Employment Agreement remains in full force and effect. Without limiting the generality of the foregoing, any termination of your employment other than in accordance with Sections 1 and 3 hereof (including, if applicable, pursuant to Sections 7(a), (c) and (d) of the Employment Agreement) will be governed by the terms of the Employment Agreement.
[Signature Page Follows]

Please confirm, by returning to the Company the enclosed copy of this letter, signed where indicated, that you have knowingly and voluntarily decided to accept and agree to the foregoing.

We truly appreciate your continued leadership and assistance during this transition.
Very truly yours,
__/s/ Joseph H. Wender _________
Name:    Joseph H. Wender
Title:    Lead Independent Director of the Board

ACCEPTED AND AGREED,
as of the date first written above
_/s/ Jeremy J. Male______
Jeremy J. Male

        [Signature Page to Letter Agreement]